UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2005
THERMA-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26911 (Commission File Number)	94-3000561 (IRS Employer Identification No.)
1250 Reliance Way
Fremont, California 94539
(Address of principal executive offices, including Zip Code)
(510) 668-2200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
          On November 18, 2005, Therma-Wave, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with North Run Master Fund, LP, Deephaven Relative Value Equity Trading Ltd. and Deephaven Long Short Equity Trading Ltd. (the “Purchasers”) who are current stockholders in the Company, in connection with the Company’s private placement financing in which the Company will sell and issue a total of 10,400 units (the “Units”), at a price of U.S. $1,000 per Unit for aggregate gross proceeds of U.S. $10,400,000. Each Unit consists of one share of Series B Preferred Stock and a warrant to purchase 150 shares of Common Stock at an exercise price of $1.55 per share. The Company expects to close the private placement financing on or before November 23, 2005.
          Protective Provisions
          Upon the closing of this private placement financing, the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be necessary for effecting or validating certain actions taken by either the Company or any subsidiary, including, without limitation, the issuance of debt convertible into Common Stock or issuance of any Preferred Stock and any incurrence, directly or indirectly through any of its subsidiaries, of indebtedness or capital lease financing in excess of $5,000,000 in aggregate principal amount at any time outstanding, other than accounts payable to suppliers or other liabilities incurred in the ordinary course of business.
          Optional Redemption
          At any time after the second anniversary of the closing of the private placement financing, in the event the Company’s shares trade for twenty (20) consecutive days at a price greater than or equal to 200% of the conversion price, the Company may redeem the Series B Preferred Stock at a price equal to the liquidation value, initially $1,000 per share, and subject to adjustment for accumulated but unpaid dividends and other events. Each holder of Series B Preferred Stock to be so redeemed may, in lieu of redemption, convert such holder’s shares of Series B Preferred Stock in whole or in part into shares of Common Stock.
          Mandatory Redemption
          At each Purchaser’s option, the Company may be obligated to redeem the outstanding shares of Series B Preferred Stock immediately prior to a change of control. If no such redemption has occurred, the Company shall redeem any and all outstanding shares of Series B Preferred Stock at a price per share equal to the liquidation value on the fifth anniversary of the closing of the private placement financing.
          Registration Rights
          Within sixty days of the closing of the transaction, the Company is required to register for resale, under the U.S. Securities Act of 1933, as amended, the Common Stock issuable upon conversion of the Series B Preferred Stock, as well as the Common Stock issuable upon the exercise of warrants. The Company is also subject to certain continuing registration obligations.
          Board Nomination Rights
          Effective as of the closing of the private placement financing, the Purchasers shall be entitled to nominate two representatives, and in the event the Company’s cash and cash equivalents fall below a certain amount as of the end of a fiscal quarter as reported on the Company’s balance sheet included in Form 10-Q or Form 10-K for such quarter, the Purchasers shall be entitled to designate one additional director (or such greater number of directors that equals the minimum number of directors necessary such that the aggregate number of directors equals at least 30% of the then sitting board members of the Company’s board of directors). In the event the Purchasers hold less than 20% of the number of shares of Series B Preferred Stock originally held by them, the Purchasers shall cease to have the right to elect any directors. Such directors will also be entitled to participate in certain board committees.

          Placement Agent
          Needham & Company acted as placement agent and is entitled to a cash payment equal to 3% of gross proceeds on sales of securities and up to $25,000 in legal expenses in connection with the transaction.
          Press Release
          On November 21, 2005, the Company issued a press release reporting the signing of the Purchase Agreement. The press release is furnished as Exhibit 99.1 and is attached hereto.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.
          The transaction described in Item 1.01 may constitute a long-term debt obligation, and to the extent so characterized, the disclosures included in Item 1.01 are incorporated into this Item 2.03 by reference.
ITEM 3.02 Unregistered Sales of Equity Securities.
          The disclosures included in Item 1.01 are incorporated into this Item 3.02 by reference.
          The sale and issuance of securities pursuant to the Purchase Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. Each Purchaser is an “accredited investor” under the Act, and the securities will be sold without any general solicitation by the Company or its representatives.
ITEM 9.01 Financial Statement and Exhibits.
(c) Exhibits.
Exhibit 99.1      Press Release of Therma-Wave, Inc. dated November 21, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMA-WAVE, INC.
Date: November 22, 2005	By:	/s/ Joseph J. Passarello
		Name:	Joseph J. Passarello
		Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit
No.	Description
99.1	Press Release of Therma-Wave, Inc. dated November 21, 2005